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                                                                       Exhibit 5


                                            November __, 1997



The Perkin-Elmer Corporation
761 Main Avenue
Norwalk, Connecticut 06859-0001

Ladies and Gentlemen:

         We have acted as counsel to The Perkin-Elmer Corporation, a New York corporation (the "Company"), in connection with the Registration Statement on Form S-3 of the Company (the "Registration Statement"), being filed on the date hereof with the Securities and Exchange Commission under the Securities Act of 1933, as amended, relating to shares (the "Shares") of Common Stock, par value $1.00 per share, of the Company (the "Common Stock") to be issued by the Company from time to time upon the exercise of Class A Warrants, Class C Warrants, Class E Warrants, Class F Warrants and Class G Warrants (collectively, the "Warrants") and upon conversion of 8-1/2% Convertible Subordinated Notes Due 2001 (the "Convertible Notes"), in each case originally issued by PerSeptive Biosystems, Inc., a Delaware corporation ("PerSeptive"). PerSeptive, the Company and Seven Acquisition Corp., a Delaware corporation and a wholly-owned subsidiary of the Company ("Merger Sub"), have entered into an


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The Perkin-Elmer Corporation           -2-                      November 5, 1997


Agreement and Plan of Merger, dated as of August 23, 1997 (the "Merger Agreement"), providing for the merger of Merger Sub with and into PerSeptive (the "Merger"). Pursuant to the terms of the Warrants, the Warrant Agreements (as defined below) and the Merger Agreement, upon effectiveness of the Merger, the Warrants will become exercisable for Common Stock. Pursuant to the terms of the Convertible Notes, the indenture with respect thereto and the Merger Agreement, upon effectiveness of the Merger, the Convertible Notes will become convertible into Common Stock.

         We have examined (i) copies of the warrant agreement with respect to the Class E Warrants, the warrant purchase agreement with respect to the Class F Warrants and the warrant agreement with respect to the Class G Warrants (collectively, the "Warrant Agreements"), (ii) specimens of the Warrants, (iii) specimens of the Convertible Notes, (iv) a copy of the indenture with respect to the Convertible Notes and a form of supplemental indenture to be executed by PerSeptive, the Company and the trustee with respect to the Convertible Notes in connection with the Merger (collectively, the "Indenture") and (v) the Merger Agreement. In addition, we have examined, and have relied as to matters of fact upon, originals or copies, certified or otherwise identified to our satisfaction, of such corporate records, agreements, documents and other instruments and such certificates or comparable documents of public officials and of officers and representatives of the Company, and have made such other and further investigations, as we have deemed relevant and necessary as a basis for the opinion hereinafter set forth.

         In such examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as


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The Perkin-Elmer Corporation           -3-                      November 5, 1997


originals, the conformity to original documents of all documents submitted to us as duplicate or certified or conformed copies, and the authenticity of the originals of such latter documents.

         Based upon the foregoing, and subject to the qualifications and limitations stated herein, we are of the opinion that the Shares have been duly authorized and: (a) upon exercise of any Warrant and payment of the exercise price, if any, with respect thereto and delivery of Shares in accordance with the terms of such Warrant and the Warrant Agreement, if any, with respect thereto, such Shares will be validly issued, fully paid and nonassessable;
and (b) upon conversion of any Convertible Notes and delivery of Shares in accordance with the terms of such Convertible Notes and the Indenture, such Shares will be validly issued, fully paid and nonassessable.

         We are members of the Bar of the State of New York, and we do not express any opinion herein concerning any law other than the law of the State of New York, the federal law of the United States and the Delaware General Corporation Law.

         We hereby consent to the filing of this opinion as Exhibit 5 to the Registration Statement and to the reference to this firm under the caption "Legal Opinions" in the Registration Statement.


                                       Very truly yours,

                                       /s/ Simpson Thacher & Bartlett
                                       ----------------------------------
                                       SIMPSON THACHER & BARTLETT